                                                                    Exhibit 10.1

July 23, 2001

Mr. James O'Leary
U.S. Industries, Inc.
101 Wood Avenue South
Iselin, NJ 08830-0169

Dear Jim:

Reference is made to your restated employment agreement with U.S. Industries, Inc. ("USI") dated September 1, 1999, as amended by letter agreements dated February 6, 2001 and March 23, 2001, (the "Restated Employment Agreement"). The parties acknowledge that a "Good Reason" event, as defined in the Restated Employment Agreement, has occurred as a result of the change in your responsibilities and duties (the "Existing Event") and you could terminate your employment by USI on such basis. USI acknowledges that your continued services to USI are of significant value to USI and, therefore, USI would like to induce you not to terminate as a result of the Existing Event, but to stay on with USI through at least June 30, 2002.

In consideration of the obligations of USI under this agreement, you hereby waive your right to terminate the Restated Employment Agreement on account of the Existing Event and you and USI agree that "Good Reason" under Section 7(c)(i) of the Restated Employment Agreement shall occur under said Section 7(c)(i) only if (a) you are removed from having the title of Executive Vice President, (b) you no longer report directly to the Chairman, or (c) you are no longer a Director of USI. In addition, it is agreed you will be based in the New Jersey area through June 30, 2002.

Accordingly, in consideration of your waiving the Existing Event and agreeing that, absent a Change in Control, you will not, prior to June 30, 2002, voluntarily terminate your employment by USI for other than Good Reason , USI agrees to pay you a "stay bonus" (the "Stay Bonus") in the amount of one million three hundred seventy two thousand six hundred eighty eight dollars ($1,372,688) if you do not, prior to the earlier of (i) June 30, 2002 or (ii) a Change in Control, voluntarily terminate your employment by USI for other than Good Reason. As used herein, Cause, Good Reason, Disability and Change in Control shall have the meanings set forth in the Restated Employment Agreement, as modified herein.

The Stay Bonus will be payable to you upon the earliest to occur of the following (the "Payment Date"): (i) June 30, 2002, if you are employed by USI on such date, (ii) the occurrence of a Change in Control, if you are employed by USI on such date, and (iii) the termination of your employment by USI for any reason other than (x) by USI for Cause or (y) voluntarily by you for other than Good Reason. By way of illustration only, the Stay Bonus would be payable under clause (iii) above upon the termination of your employment by USI as a result of your death, termination by USI on account of your Disability, termination by USI without Cause or termination by you for Good Reason. No Stay Bonus would be payable if, prior to the Payment Date, your employment by USI is terminated by USI for Cause or voluntarily by you for other than Good Reason.

USI will simultaneous with the execution of this agreement pay the full amount of the Stay Bonus, i.e., the sum of one million three hundred seventy two thousand six hundred eighty eight dollars ($1,372,688) (the "Escrow Funds") by wire transfer to Manufacturers and Traders Trust Company ("M&T Bank"), to be held in escrow by M&T Bank pursuant to the terms of an Escrow Agreement of even date by and among you, USI and M&T Bank (the "Escrow Agreement"). Pursuant to the terms of the Escrow Agreement, legal title to the Escrow Funds is being transferred to and shall vest in M&T Bank, as escrow agent, subject to your equitable rights to be paid the Escrow Funds on account of the Stay Bonus and/or USI's equitable rights to receive the return of the Escrow Funds in the event that you do not become entitled to be paid the Stay Bonus. Said equitable rights of USI shall automatically terminate upon the Payment Date.

On the Payment Date, $876,461 of the Escrow Funds shall be paid to you (or your estate or legal representative) and the balance of the Escrow Funds shall be paid to USI for the purpose of USI immediately paying the sum of $496,227 over to the appropriate governmental authorities as withholding and other required governmental deductions payable for your benefit on account of the Stay Bonus (with USI being entitled to retain any interest earned through such date on the Escrow Funds). If, prior to the Payment Date, your employment by USI is terminated by USI for Cause or voluntarily terminated by you for other than Good Reason, then the Escrow Funds shall be paid over to USI. In the event of any legal action between you and USI with respect to the disposition of said Escrow Funds, the prevailing party in such action shall be entitled to recover his or its reasonable attorneys' fees and court costs from the non-prevailing party.

In addition to the payment of the Stay Bonus, upon termination of your employment with USI, all entitlements, as applicable, pursuant to the Restated Employment Agreement shall be paid and/or provided to you in accordance with the terms of the Restated Employment Agreement (it being acknowledged and agreed that the Stay Bonus is intended to be in addition to, and not in substitution for, any of your entitlements under the Restated Employment Agreement).

USI and you hereby acknowledge and agree that that certain letter agreement dated November 3, 2000 respecting the proposed "Spinoff" and the corresponding termination of the Restated Employment Agreement, as said letter agreement has been amended, is null and void and of no further force or effect. USI hereby acknowledges and agrees that USI knows of no basis for a termination of your employment by USI for Cause as of the date hereof. You hereby acknowledge and agree that, other than the Existing Event, you know of no basis for a termination of your employment by you for Good Reason as of the date hereof.

This letter shall serve as an amendment to the Restated Employment Agreement which amendment is entered into between you and USI on the date hereof. All other terms of the Restated Employment Agreement shall remain unchanged and, as amended, shall continue in full force and effect.

By signing this letter, you consent to and agree to these amendments. This letter may not be altered, modified or amended except by a written instrument signed by both parties hereto. Please execute and return this letter to us.

                                         Very truly yours,

                                         U.S. INDUSTRIES, INC.


                                         By: /s/  Dorothy E. Sander
                                            --------------------------------
                                                  Dorothy E. Sander
                                                  Senior Vice President
Agreed:

/s/ James O'Leary
-------------------------------
James O'Leary